                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

       Date of report (Date of earliest event reported): December 20, 2001

                              Hanover Direct, Inc.
               (Exact Name of Registrant as Specified in Charter)

                                     1-12082
                            (Commission File Number)

          Delaware                                     13-0853260
(State or Other Jurisdiction                        (I.R.S. Employer
      of Incorporation)                          Identification Number)

 115 River Road, Building 10
    Edgewater, New Jersey                                 07020
    (Address of Principal                              (Zip Code)
     Executive Offices)



      Registrant's telephone number, including area code: (201) 863-7300


        (Former Name or Former Address, if Changed Since Last Report)

ITEM 9.  REGULATION FD DISCLOSURE.

            Hanover Direct, Inc. (the "Company") held a conference call on Thursday, December 20, 2001 at 11:00 a.m. Eastern Time. The following is an unofficial transcript of the conference call:


Operator:         Ladies and gentlemen, thank you for standing by. Welcome to the Hanover Direct conference call. During the presentation, all participants will be in a listen-only mode. Afterwards you will be invited to participate in the question-and-answer session. At that time if you have a question, you will need to press the one followed by the four on your pushbutton phone.
                  As a reminder, this conference is being recorded Thursday, December 20th, 2001. I would now like to turn the conference over to Mr. Brian Harriss, Chief Financial Officer. Please go ahead, sir.

Brian Harriss:    Good morning, ladies and gentlemen. This is Brian Harriss at
                  Hanover Direct. I'm the Chief Financial Officer. I'm joined on this call by Tom Shull, the President and Chief Executive
                  Officer. Before we begin our discussion followed by questions and answers on today's press release, I'd like to turn the meeting over briefly to Sarah Hewitt, from the law firm of Brown Raysman who will read the SEC safe harbor language.

                  Sarah?

Sarah Hewitt:     Good morning. In a few moments, Brian Harriss, the
                  company's Chief Financial Officer and Tom Shull, the company's
                  Chief Executive Officer, will discuss the company's recent financial restructuring transactions and agreements and the company's ongoing strategic business realignment program and answer any questions you may have. Such discussion, as well as the answers to your questions, may include a number of forward-looking statements. In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of
                  1995, please be advised that the company's actual results could differ materially from these forward-looking statements.

                  Additional information that could cause actual results to differ materially is contained in the company's current report on Form 8K filed with the SEC this morning and more particularly in the company's annual report on Form 10K for the fiscal year ended December 30, 2000, and the company's quarterly report on Form 10K for the fiscal quarter ended September 29, 2001 also filed with the SEC, all of which may be obtained from the public reference facilities maintained by the Securities and Exchange Commission in Washington, DC, and at the regional offices of the SEC or from the SEC's Web site located at as well as from the offices of the American Stock Exchange in New York City.

                  Hanover Direct always tries to provide the maximum information possible to its shareholder and the investment public, consistent with its legal obligations. In light of its status as a public company, the need to avoid selective disclosures and SEC restrictions including recently adopted regulations such as Regulation FD, the company management does not generally respond to requests for material non public information. If one of your questions calls for the disclosure of material non public information, Brian and Tom might not be able to respond to it in this call. We hope you understand.

B.  Harriss:      Sarah, thank you. Jan, if you'd put the conference into
                  listen-only and then later when I ask you to, we'll open it up to questions, please?

                  Thank you. It's our pleasure today to announce what we believe is a significant and material restructuring of our balance sheet and our financing arrangements to the benefit of the shareholders of Hanover Direct. Yesterday we concluded a transaction with Richemont Finance SA as well as a transaction with our lead lender, Congress Financial Corporation.

                  The result of these transactions, first of all, the company in an agreement with Richemont received $74 million of Richemont's current shares of common stock in the company and all of its Series A Preferred Stock outstanding including declared accrued but unpaid dividends in exchange for the issuance of 1.6 million shares of a new series of preferred stock, a Series B Preferred Stock, a reimbursement of Richemont's expenses related to the transactions of $1 million, and a release and indemnification agreement.

                  On the common stock side of this transaction, the purchase of the 74 million shares will reduce the outstanding float of the company approximately 35 percent from 212 million shares before the transaction to approximately 138 million shares after the transaction. On the preferred stock side of the transaction, the issuance of the Series B stock will result in a year-end 2001 redemption value of that preferred stock of approximately $77 million versus what would have been the year-end value of the preferred Series A issued and accrued dividends of $84.5 million.

                  The Series B Preferred Stock is different than the Series A Preferred Stock. It does not carry a dividend, so there will not be a dividend component to the Series B. However, it does have increasing redemption values, starting at approximately $47.36 upon issuance, rising to a final redemption price of $90.11 at its maturity on August 23rd, 2005.

                  The company would like to point out that were the Series A to remain outstanding compared to the Series B, both of those issuances would have the same exact redemption price at maturity. The benefit of the Series B is that up until August of 2003, the redemption amount for the new Series B is lower than the redemption amount that would have existed on the Series A stock.

                  In addition to the restructuring components and transaction with Richemont, the company also entered into an important credit - amendment of its credit agreement with Congress Financial Corporation in order to facilitate the transaction. The Nineteenth Amendment that was concluded with Congress amends the current agreement in a number of ways that on a prospective basis in the case of any sales by the company of assets or business - or certain businesses, the stock of certain businesses prospectively on the occurrence of those events reconfigures our borrowings, our borrowing base, our advance rates, our availability with

                  Congress at that time and under the terms of that agreement in some cases does permit the company to - if there are funds in excess of the mechanism established in the Nineteenth Amendment with Congress redeem some of the preferred.

                  We have announced starting on January 5th of this year and throughout the year, either through our press releases, our 8K filings, our 10K filings and conference calls that the company has refocused its strategic plan to focus on core assets and has announced that other assets are being sold. The new agreement with Richemont plus the amendment of the credit agreement with Congress allows us greater flexibility in the event of asset sales to take advantage of the early redemption premiums in the Series B and redeem Series B Preferred Stock in some case and as I said earlier, up until the middle of 2003 the redemption of that stock could occur at lower amounts, lower cost to the company than would exist under the Series A.

                  So the company is very very pleased with the entire transactions. We thank Richemont Finance SA and the Congress Financial corporation for the ability to be able to conduct this transaction and we believe it is of material benefit to the shareholders of the company. It strengthens our balance sheet, it gives us greater flexibility going forward and we believe it will, if we continue to succeed in our efforts on the restructuring side of the business, both on the operating side and on the sale of assets side, only improve the financial strength, balance sheet and operating characteristics of the company.

                  Jan, at this time I'm through with my comments and I'd like to open the conference to questions and remind the guests on the line that certain questions may not be answerable because we have not completed our financial year and also remind people that I'm joined on the call by Mr. Shull, our president and chief executive officer.

                  So, Jan - if you'd open up the meeting for questions, we'd be pleased to take questions.

Operator:         Thank you. Ladies and gentlemen, if you want to register a question for today's question-and-answer session you will need to press the one followed by the four on your pushbutton phone. You will hear a three-tone prompt acknowledging your request. If your question has been answered or you would like to withdraw your polling request, you may do so by pressing the one followed by the three. And if you are using a speakerphone, please pick up your handset before entering your request. One moment please for the first question.

                  Our first question today is from Mitchell Sacks with Tau Sigma Capital Partners. Please go ahead.

Mitchell Sacks:   Hey, guys. I need to understand - what was the benefit or what is the incentive for Richemont to enter into a deal where they end up with less of a preferred and obviously give up all their common stock?

B. Wood: I really can't speak for Richemont for what, you know, their side of the transaction. I think it's clear from their public filings, particularly if you were to look at their annual statement - sorry, shareholders report for the year 2000 which was filed in March of this year. They had a fairly material restructuring in terms of their strategic focus to focus on luxury goods.

                  Last year, a number of years ago, they had spun on their Rothman cigarette business to BAT. They had a cable participation in Europe that was - they had a transaction with the Vivendi Company and then at the end of last year they made some fairly material acquisitions in the luxury watch area and I believe their public statements indicated that they want to focus single mindedly upon luxury good items in the categories where they're strong already. And I would believe, though I'm not sure, that that strategic direction was a component in their thinking on the transaction with Hanover Direct.

                  Tom, do you want to add anything to that?

T. Shull:         No, I think that just summarizing they clearly are focused on luxury and it's their intent to do so in the future. That's certainly our understanding and we're - you know, our core focus is not consistent with their strategy.

M. Sacks:         I guess - you know, I'm just trying to understand the - sort of the - again, you know, people don't give up value unless there is a particular reason. The reason that I was trying to
                  - the reasoning I was trying to come up with was, you know, per se if you had a transaction to sell either assets of the business that would have been turned down or would have caused the company to have issues with shareholders by Richemont giving up their shares it actually incentivizes you folks to look for deals that might otherwise have not been worthwhile for shareholders. Would that be another reason?

B. Harriss:       No.

T. Shull:         I think it's fair to say though - one comment I'd like to make
                  - if you look at the preferred A, and obviously you can see what our relationship was with them in the preferred A, we didn't really have any incentive to pay them back. So what this does for them is it puts in place a mechanism for us as we sell assets, non core assets to repay them - and frankly, probably in a more timely way than we might have considered otherwise. So for them, they get a repayment of their preferred - the cash they put into the preferred A probably at a more rapid rate than they would have otherwise.

B. Harriss:       Also I'd like to add and really emphasize that this entire transaction from Hanover Direct's side was independently reviewed by the Transaction Committee of the Board which is composed solely of independent directors and in their role as independent directors, and in their role in reviewing this transaction, they had separate financial advisers - independent separate financial advisers and independent legal advisers in reviewing the transaction.

M.  Sacks:        Did Richemont get any board seats through this?

B. Harriss:       No. In fact if you look at the release you'll see that the two directors they have now, Chairman Eloi Micheau and Mr. Allan
                  Grieve resigned from the board effective with the transaction yesterday. Part of the transaction does provide to include observer rights to Richemont so they have the option if they want to send observers to board meetings but they will no longer be members of the board.

M.  Sacks:        And why wasn't - the restructuring [unintelligible] bank deal
                  - why wasn't it done in November
                  with the other, I guess the amendment that you had done?

B. Harriss:       Because we didn't have a transaction at that time with
                  Richemont.

M.  Sacks:        And I guess [unintelligible] why is Congress charging you guys so much yet again? I mean it seems like a better deal for them also?

B. Harriss:       Well, you know, Congress is a secured lender and under the credit agreement there can be no payments to equity, either preferred or common, before the complete satisfaction of the credit agreement with Congress. So they're making a concession in allowing for the potential redemption of preferred stock prior to the complete satisfaction of their outstanding loan to the company and that, for a secured lender, is a major concession or change in their usual strategy.

M.  Sacks:        I think you guys did a good job on this. I think it's
                  definitely positive for shareholders.

B. Harriss:       Well, thank you. We believe it is for sure.

T. Shull:         If you - you can obviously do the calculation yourself but the value at the time of 74 million shares is in the range of $22 million to $23 million and then of course the fact that we avoided having it continue to accrue the $7 million of interest payments against the Series A, the total is roughly
                  $30 million. And again, we want each of you to do your own calculations but we feel this is very beneficial to the non-Richemont shareholders.

B. Harriss:       And again, you know, clearly there's a material value there and the reimbursement of the Richemont expenses and the amendment fee to Congress were well worth it in the context of that value creation.

M.  Sacks:        Absolutely.  OK, thanks.

B. Harriss:       Sure.

T. Shull:         Thank you.

Operator:         Our next question is from David Smith with Smith Capital.
                  Please go ahead with your questions.

David Smith:      Hi.  Brian, Tom -  how are you?

B. Harriss:       Good, David.  How are you?

T. Shull:         Good morning.

D.  Smith:        Well done. I knew something like this would happen. Four quick ones. Asset sale strategy remains the same?

B. Harriss:       Yes, not really much has changed since we had the third
                  quarter conference call. As we said at that time we are in the market and we do have interested parties looking at various things. I think clearly the market is still feeling the impact of September 11th. Tom?

T. Shull:         We have been told by multiple parties of a desire to reengage in January in serious discussions for various assets. So at the moment things are - you know, we're waiting to see, as many of our - the third parties are waiting to see how things develop through the remainder of the holiday season for them and for us. And I think it's fair to see that January/February we'll reengage in more meaningful discussions at that time.

D.  Smith:        OK. Because it just seems like the values of your peer group have recovered to at least September 11th, if not better.

T. Shull:         That is correct and that's why we are fairly bullish about the prospects for reengaging in discussions in the early part of next year.

D.  Smith:        The second - does this allow you now to buy more stock back in the open market?

B. Harriss:       No.

D.  Smith:        OK. That's an answer. How about the board? Are the two
                  Richemont people going to be replaced?

B. Harriss:       We have a board meeting scheduled for early January to discuss ongoing governance issues. I think - Tom, you're on the board.
                  You might be a better spokesman for this.

T. Shull:         No, no. We have a board meeting set for January 9th and we are going to be discussing these core governance issues. There's no requirement for us to do anything within 30 days so we do have a 30-day period to work through and deliver in a reasonable way as to how we will govern going forward. But certainly we are not going to be adding any more board members than we currently have. It is not our intention to in terms of having six. We might in fact even reduce the size of the board down to five. So those would probably be the most logical ways we would go, either replace the two board seats or only replace one.

B. Harriss:       And, David, the reason why we're taking a little bit of time is under various SEC regulations as to different committees, primarily the audit committee and the nominating committees, we have to do some rethinking of how the current members can be allocated to meet various requirements of the SEC. So that has to go into the mix too.

D. Smith:         OK. And then finally - I just - I'm still trying to figure out what would make Richemont do this other than the quicker payment of capital. I see that they relinquished - they have been given all sorts of indemnifications against anybody filing and the fact that they may have found cause to impede the company's progress - is that - I mean that's basically what it said in the release. Is that correct?

B. Harriss:       They have a release and indemnification agreement, yes.

T. Shull:         And certainly - just so you know, we've conducted a thorough search of the entire record because they were asking for this indemnification we were very thorough in making sure that
                  there was nothing prior to when I arrived or when Brian was here that would in any way suggest they've
                  done anything improper. So it's very important to note that we believe the record - other than, you know, issues as it
                  relates to business judgment - there certainly is nothing that would suggest that things were not handled in a totally proper way. Certainly looking back - I think we looked back 10 years
                  -

B. Harriss:       Ten years, yes.

T. Shull:         Ten years. So looking back 10 years we were very careful in reviewing the record, as I said, to make sure everything had been - corporate governance had been properly handled.

B. Harriss:       And, David, that's why I made the point earlier about the
                  structure of the transaction committee and the fact that they had independent counsel and independent financial advisors. So basically the entire transaction was reviewed from the company perspective with its advisers plus from the transaction committee viewpoint with its group of financial advisers, Houlihan Loki [sp] and attorneys. So, you know, the company believes it did a very rigorous job in reviewing that component of the transaction.

D.  Smith:        Just two quick ones. One is why the extended or, Mr. Shull, the August from the - just only a couple of months - is there some significance to that?

B. Harriss:       Well, actually there was a filing a week ago Friday that
                  extended - an 8K filing that actually extended Mr. Shull's contract to end of March, 2003. And I think that - I can't speak for the board but I believe that the fact that the events of the ninth have slowed down the activities on the asset transaction side probably had something to do with it.

D.  Smith:        I missed the 2003 one.  So -

B. Harriss:       Yeah, that was filed I think a week ago last Friday.

D.  Smith:        I missed that filing.

B. Harriss:       [unintelligible]

T. Shull:         And, you know, again, I can only talk from my perspective. You know, I think we need another year to complete the restructuring, both on the operational side as well as the balance sheet side. So there's a belief - I think shared belief of all of us committed to completing the turn around that we want to have continuity of management during that period as we transition the company to what I would describe as this next year as a rebuilding phase and going into even brighter prospects beyond that.

D.  Smith:        OK. And finally, could you kind of maybe, Brian, give us some idea how the business has been done this last quarter and through the Christmas season?

B.  Harriss:      Yeah, sure. I think we - our view is we feel very good about our business. At the last conference call we said that - you know, we told people that September was down about 9 percent on apples-to-apples, continuing business to continuing business, that October was down. At that time it was looking at about 3 percent. We probably in the - for the rest of the year are apples-to-apples down probably in the 3 to 4 percent range versus prior year. Last year we had an extra week so when we - you know, we'll have to explain that in the 10K obviously.

                  So the percentage decline, apples-to-apples, will look a little bit greater because of the extra week. I think the thing that we're very pleased about is that our Internet business has been very good. I think probably - you know, my view is probably more people are shopping from home given the events of the 11th. So the Internet business has been good. And I'd like to emphasize that even though the year to year numbers are down a bit, low single digits, we're selling merchandise at full value.

                  And I think if you go out and look at the rest of the world at retail and, you know, across most vendors, you know, the sales
                  - the sales percentages went up before Thanksgiving and have been increasing to Christmas and who knows what it's going to be like the week after Christmas. And we've been basically selling full price merchandise. So the quality of our sales compared to the rest of the business is - this Christmas I think is very very strong and very positive for the company, David.

D.  Smith:        And performance [unintelligible] going fine?

B. Harriss:       I'm sorry?

D.  Smith:        Pro forma?

B. Harriss:       Oh, yes.  Very very smooth.

D.  Smith:        Great.  Thank you very much.

B. Harriss:       Thank you, David.

T. Shull:         Thank you.

Operator:         As a reminder, ladies and gentlemen, to register for a
                  question please press the one followed by the four.

                  Gentlemen, I'm showing no further questions. Please continue with your presentation or any closing remarks.

B. Harriss:       I want to thank everyone. We're sorry for the abruptness of this. We usually give more warning but because of the materiality of this we accelerated the conference call. You can tell your friends about the conference repeat feature as we have it in the press review. Tom?

T. Shull:         All I'd like to add in closing is that we remain fully
                  committed to increasing shareholder value. We believe that these two transactions, the Richemont and Congress transaction create in terms of market value roughly $30 million of additional value to the non-Richemont shareholders. We also are very appreciative of the fact that Richemont enabled us to do this. So we - on all fronts, we feel quite good about this.

B. Harriss:       Again, thank you, ladies and gentlemen. Jan, you can conclude the conference.

Operator:         Thank you. Ladies and gentlemen, that does conclude your
                  conference call for today. You may all disconnect and thank you for participating.


The conference call ended at 11:25 a.m. Eastern Time.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          HANOVER DIRECT, INC.
                                          -------------------------------------
                                                    (Registrant)

December 21, 2001                         By:    /s/ Brian C. Harriss
                                          -------------------------------------
                                          Name:  Brian C. Harriss
                                          Title: Executive Vice President and
                                                 Chief Financial Officer